Exhibit 21.1

Name	Place of Incorporation
BioEsthetics Group Limited	British Virgin Islands
BioGenisk Pte Ltd	Singapore
Shari Wellness Pte Ltd	Singapore
ClearSK Biomed Pte Ltd	Singapore
ClearSK Centre Pte Ltd	Singapore
ClearSK Medi-Wellness Pte Ltd	Singapore
ClearSK Medi-Aesthetics (TP Central) Pte Ltd	Singapore
ClearSK Body Medi-Aesthetics Clinique Pte Ltd	Singapore
ClearSK Medi-Aesthetic Clinique Pte Ltd	Singapore
ClearSK Medical Spa Pte Ltd	Singapore
ClearSK Orchard Pte Ltd	Singapore
ClearSK Medi-Aesthetics (Westgate) Pte Ltd	Singapore
CSKC Pte Ltd	Singapore
CSKC Medispa Pte Ltd	Singapore